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                                                                Exhibit 99.2(v)


Chase Manhattan Mortgage Corporation
3415 Vision Drive
Columbus, OH  43219
1-800-848-9136 Customer Service
1-800-582-0542 TDD / Text Telephone

                              OFFICERS' CERTIFICATE
                      CHASE MANHATTAN MORTGAGE CORPORATION
                    MORTGAGE PASS THROUGH CERTIFICATE 2000-S5

Pursuant to Section 5.25 of the Pooling and Servicing Agreement dated May 1, 2000 between Chase Mortgage Finance Corporation, Depositor, Chase Manhattan Mortgage Corporation, Servicer and Citibank, N.A., Trustee, Chase Manhattan Mortgage Corporation hereby provides the following Officers' Certificate:

(i) A review of the activities of the Master Servicer during the preceding calendar year and of performance under the related Pooling and Servicing Agreement has been made; and

(ii) to the best of such Servicing Officer's knowledge, based on such review, the Servicer has performed and fulfilled its duties, responsibilities and obligations under this Agreement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Servicing Officer and the nature and status thereof,

/s/ Lucy P. Gambino                    /s/ Susan Christman
------------------------               -----------------------------------
Lucy P. Gambino                        Susan Christman
Vice President                         Assistant Treasurer





Certified March 13, 2001

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